Exhibit 10.2

 AMENDMENT TO THE IRON MOUNTAIN INCORPORATED
2006 SENIOR EXECUTIVE INCENTIVE PROGRAM

1.    Section 1 of the Iron Mountain Incorporated 2006 Senior Executive Incentive Program (the “2006 SEIP”) is hereby deleted in its entirety and replaced with the following:

“1.     Participant.     The sole participant in this Program shall be the Chief Executive Officer of Iron Mountain Incorporated (the “Corporation”).”

2.    Section 2 of the 2006 SEIP is hereby deleted in its entirety and replaced with the following:

“2.     Annual Limit on Incentive Compensation.     The maximum amount payable under this Program with respect to a fiscal year shall be the lesser of 3.0 times the Chief Executive Officer’s annual base compensation for the fiscal year or $3,500,000.00 (the “Annual Limit”).”

3.    Section 3 of the 2006 SEIP is hereby deleted in its entirety and replaced with the following:

“3.     Eligibility for Incentive Compensation.  While the outcome for the Corporation’s fiscal year to which the incentive compensation relates is substantially uncertain (but not more than 90 days after the start of that fiscal year), the Compensation Committee of the Board of Directors shall establish the criteria for the payment of the Annual Limit.  Such criteria may be based on any one or more of the following business criteria:  EBITDA; OIBDA; adjusted OIBDA or Contribution; gross revenues; growth rate; capital spending; free cash flow; operating income (before or after taxes); attaining budget; return on total or incremental invested capital; gross profit or margin; operating profit or margin; net earnings (before or after taxes); earnings per share; adjusted earnings per share; net income; share price (including but not limited to growth measures and total shareholder return); return on assets, return on equity, return on sales or return on revenue; other cash flow measures (including operating cash flow, cash flow return on equity, cash flow return on investment and free cash flow before acquisitions and discretionary investments); productivity ratios or metrics; market share; customer satisfaction; working capital targets; organizational or transformational metrics; and achievement of stated corporate goals including, but not limited to acquisitions, alliances, joint ventures, international development, and internal expansion.  Any such criteria, whether alone or in combination, may be applied on the basis of the Corporation and/or its subsidiaries as a whole or on any business unit of the Corporation and its subsidiaries and may be measured directly or by comparing the result to:  (i) the performance of a group of competitor companies; (ii) a published or special index determined by the Compensation Committee; or (iii) other benchmarks determined by the Compensation Committee.  The Compensation Committee shall make further adjustments as necessary to eliminate the effect on the stated performance goals of unplanned acquisitions, changes in foreign exchange rates, discrete tax items identified by the  Compensation Committee, changes in accounting standards and variances to planned annual incentive compensation expense.  If such objectives are not fully achieved, the Compensation Committee may provide that less than 100 percent of the Annual Limit shall be payable.

Following the close of the fiscal year, the Compensation Committee shall certify whether such criteria were satisfied.”

4.    Section 4 of the 2006 SEIP is hereby deleted in its entirety and replaced with the following:

“4.  Discretion to Reduce Incentive Compensation.  The Compensation Committee, after consultation with the Chair of the Audit Committee of the Board of Directors, may, in its discretion, reduce the amount of incentive compensation otherwise payable for the fiscal year based on any of the following criteria: extent to which the objective financial measurements achieved for the fiscal year satisfied the Corporation’s short-term or long-term goals; stockholder confidence in the Corporation, as evidenced in part by the Corporation's stock price; and the effectiveness and wellness of the Corporation as a whole, taking into account, for example, labor relations and other similar matters.”

5.    Section 5 of the 2006 SEIP is hereby deleted in its entirety and replaced with the following:

“5.  Effective Date; Right to Amend and Terminate. This 2006 Senior Executive Incentive Program was originally effective as of May 25, 2006 and first applicable for the fiscal year that began January 1, 2007; provided, however, that the material terms of this Program must be approved prior to any payment hereunder by an affirmative vote of a majority of the votes properly cast at a duly held meeting of the stockholders of the Corporation at which a quorum representing a majority of all outstanding common stock is present, in person or by proxy.

The Program shall continue until terminated by the Board of Directors. The Board of Directors reserves the right to from time to time amend, modify or suspend this Program (or any part thereof).”

These amendments will be effective for fiscal years beginning on or after January 1, 2011; provided, however, that prior to effectiveness these amendments must first be approved by an affirmative vote of a majority of the votes properly cast at a duly held meeting of the stockholders of the Corporation at which a quorum representing a majority of all outstanding common stock is present, in person or by proxy. Except as hereinabove amended, the provisions of the 2006 SEIP shall remain in full force and effect.